Exhibit 99.1

November 10, 2021

Encision Reports Second Quarter Fiscal Year 2022 Results

Boulder, Colorado, November 10, 2021 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous radiant energy burns in minimally invasive surgery, today announced financial results for its fiscal 2022 second quarter that ended September 30, 2021.

The Company posted quarterly net revenue of $2.11 million for a quarterly net income of $360 thousand, or $0.03 per diluted share. Net income included extinguishment of debt income. These results compare to net revenue of $1.88 million for a quarterly net income of $9 thousand, or $0.00 per diluted share, in the year-ago quarter. Gross margin on net revenue was 45% in the fiscal 2022 second quarter and 53% in the fiscal 2021 second quarter. Gross margin in the fiscal 2022 second quarter was lower due to higher material costs.

The Company posted six months net revenue of $4.12 million for a six months net income of $353 thousand, or $0.03 per diluted share. Net income included extinguishment of debt income. These results compare to six months net revenue of $3.23 million for a six months net loss of $131 thousand, or $(0.01) per diluted share, in the year-ago six months. Gross margin on net revenue was 48% in the fiscal 2022 six months and 51% in the fiscal 2021 six months. Gross margin in the fiscal 2022 six months was lower due to higher material costs.

“Total revenue, which included service revenue, increased 12% from our COVID impacted second quarter revenue of last year,” said Gregory Trudel, President and CEO of Encision Inc. “We continue to be positive as we assess and react to how surgical pocedures rebound from the pandemic. We have learned to flex our sales tactics as the market reacts to waves of COVID and we encounter varying degrees of direct access to our customers.”

“Service revenue for our second quarter of fiscal 2022 resulted from services performed under a Master Services Agreement with Auris Health, Inc. (“Auris Health”), a part of the Johnson & Johnson family of companies. Under the agreement, we are collaborating on the integration of AEM Technology into monopolar instrumentation produced by Auris Health for advanced surgical applications. This work is ongoing and is reported separately, as service revenue, in our Statement of Operations.”

“In August 2021, we signed a Supply Agreement with Auris Health. The agreement has an initial term of three years. During the term, Auris has agreed to buy certain AEM® Technology enabled products exclusively from us. We are proud of being awarded this agreement and look forward to our continued relationship with Auris.”

“In February 2021, we entered into an unsecured promissory note under the Paycheck Protection Program (“PPP”) for a principal amount of $533,118. Under the terms of the CARES Act, a PPP loan recipient may apply for, and be granted, forgiveness for all or a portion of loans granted under the PPP. During the quarter that ended September 30, 2021, we achieved the requirements for forgiveness and recognized the forgiveness as extinguishment of debt income of $533,118.”

Encision Inc. designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company’s distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2021 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.

Unaudited Condensed Statements of Operations

(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Product revenue	$1,895	$1,782	$3,613	$3,094
Service revenue	218	99	508	134
Total revenue	2,113	1,881	4,121	3,228

Product cost of revenue	1,062	841	1,900	1,525
Service cost of revenue	106	52	250	69
Total cost of revenue	1,168	893	2,150	1,594

Gross profit	945	988	1,971	1,634
Operating expenses:
Sales and marketing	562	565	1,090	932
General and administrative	340	339	667	626
Research and development	213	162	390	304
Total operating expenses	1,115	1,066	2,147	1,862
Operating (loss)	(170)	(78)	(176)	(228)
Interest expense, extinguishment of debt income and other income, net	530	87	529	97
Income (loss) before provision for income taxes	360	9	353	(131)
Provision for income taxes	—	—	—	—
Net income (loss)	$360	$9	$353	$(131)
Net income (loss) per share—basic and diluted	$0.03	$0.00	$0.03	$(0.01)
Weighted average number of basic shares	11,611	11,583	11,595	11,583
Weighted average number of diluted shares	11,820	11,745	11,776	11,583

Encision Inc.

Unaudited Condensed Balance Sheets

(in thousands)

	September 30, 2021	March 31, 2021
ASSETS
Cash	$1,605	$1,474
Accounts receivable, net	1,052	1,024
Inventories, net	1,521	1,446
Prepaid expenses and other assets	96	154
Total current assets	4,274	4,098
Equipment, net	247	266
Patents, net	198	213
Right of use asset	926	1,061
Other assets	26	21
Total assets	$5,671	$5,659

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$528	$390
Secured notes	18	20
Accrued compensation	205	182
Other accrued liabilities	442	282
Accrued lease liability	318	303
Total current liabilities	1,511	1,177
Secured notes	216	220
Accrued lease liability	765	927
Unsecured promissory note	—	533
Total liabilities	2,492	2,857
Common stock and additional paid-in capital	24,290	24,265
Accumulated (deficit)	(21,111)	(21,463)
Total shareholders’ equity	3,179	2,802
Total liabilities and shareholders’ equity	$5,671	$5,659

Encision Inc.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Six Months Ended
	September 30, 2021	September 30, 2020
Operating activities:
Net income (loss)	$353	$(131)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Extinguishment of debt income	(533)	—
Depreciation and amortization	53	47
Share-based compensation expense	16	16
Other income from release of accounts payable	—	(57)
(Recovery from) provision for doubtful accounts, net	(35)	(31)
Provision for (recovery from) inventory obsolescence, net	(31)	23
Changes in operating assets and liabilities:
Right of use asset, net	(12)	73
Accounts receivable	7	(126)
Inventories	(45)	46
Prepaid expenses and other assets	53	1
Accounts payable	139	(91)
Accrued compensation and other accrued liabilities	183	67
Net cash provided by (used in) operating activities	148	(163)

Investing activities:
Acquisition of property and equipment	(11)	—
Patent costs	(8)	(10)
Net cash (used in) investing activities	(19)	(10)

Financing activities:
Net proceeds from options exercised	9	—
Borrowings from credit facility, net change	—	46
(Paydown of) secured notes	(7)	—
EIDL loan	—	150
Unsecured promissory note	—	599
Net cash generated by financing activities	2	795

Net increase in cash	131	622
Cash, beginning of period	1,474	385
Cash, end of period	$1,605	$1,007